CACI Reports Record Results for Fiscal 2009 Fourth Quarter and Full Year
Diluted EPS increased 24.5 percent in the quarter, 15.3 percent for the year
Revenue increased 11.3 percent in the quarter, 12.8 percent for the year
Organic revenue increased 10.5 percent in the quarter, 9.9 percent for the year
Contract funding orders increased 20.7 percent in the quarter, 19.8 percent for the year

Arlington, Va., August 12, 2009 – CACI International Inc (NYSE:  CACI), a leading professional services and information technology solutions provider to the federal government, announced results today for its fourth fiscal quarter and twelve months ended June 30, 2009.  CACI provides innovative solutions to meet America’s needs in national defense, intelligence, homeland security, and the improvement of government services, and is a leading strategic consolidator in its market space.

Fourth Quarter Results

For the fourth quarter of Fiscal Year 2009 (FY09), we reported record revenue of $728.9 million, up 11.3 percent over fourth quarter of Fiscal Year 2008 (FY08) revenue of $655.0 million.  The increase in revenue during the quarter was driven by organic growth of 10.5 percent.  Operating income for the quarter was a record $52.6 million, up 13.4 percent, compared with operating income of $46.4 million in the year earlier quarter.  The operating margin was 7.2 percent compared with 7.1 percent in the fourth quarter of FY08.  Our effective tax rate decreased to 38.8 percent from 40.8 percent in the year earlier quarter as a result of gains realized in the fourth quarter of FY09 on assets invested in our deferred compensation plan.  Net income for the fourth quarter was a record $29.0 million, up 23.0 percent compared with $23.5 million for the fourth quarter of FY08.  Diluted earnings per share were a record $0.95, up 24.5 percent, compared with $0.77 per diluted share in the year earlier quarter.  Cash generated by operations was $56.6 million compared with $81.5 million in the year earlier quarter.  Days sales outstanding at the end of the quarter were 59 compared with 60 days at the end of the fourth quarter of FY08.  Diluted cash earnings per share, a non-GAAP measure, were $1.27, up 15.4 percent, compared with diluted cash earnings per share of $1.10 in the fourth quarter of FY08.

Fourth Quarter Contract Funding Orders and Awards

•
Contract funding orders totaled $771.6 million, a 20.7 percent increase over the fourth quarter of FY08.  Funded backlog was $1.6 billion, a 17.6 percent increase over the fourth quarter of FY08. Total backlog at the end of FY09 was $7.8 billion, 11.0 percent higher than the year-end FY08 backlog of $7.0 billion.

•	Contract awards were an estimated value of $1.3 billion including:
o
A multiple-award indefinite delivery/indefinite quantity (IDIQ) contract with a ceiling value of $900 million to support the U.S. Army's Technical Engineering and Support Services (TESS) program, a recompete win with an estimated value of $500 million.

o	Awards totaling $179 million on the Strategic Services Sourcing (S3) contract vehicle with the Army.
o	A prime IDIQ contract with a ceiling value of $84 million to continue providing advertising, media, and marketing support to the Army National Guard (ARNG) State Media Services Program.

Fourth Quarter Appointments and Industry Recognition

•
The Honorable James S. Gilmore III, former Governor of Virginia, and General William Scott Wallace, USA (Ret.), former Commanding General of the U.S. Army Training and Doctrine Command, were appointed to CACI's Board of Directors.

•	Deborah Dunie, Executive Vice President and Chief Technology Officer, was named Chairperson of the Armed Forces Communications and Electronics Association (AFCEA) International's Technical Committee.

CEO Commentary

Commenting on the company’s financial results, Paul Cofoni, CACI’s President and CEO, said, “Our record results for both the quarter and the year validate our strategy to focus our solutions in the well-funded and critical areas of defense, intelligence, homeland security, and IT modernization.  National security remains at the top of our government’s greatest challenges, and we will continue to concentrate our resources to help our clients preserve the freedom and liberty of our nation’s citizens.  Even with multiple domestic issues facing our country, we cannot lose sight of ever-increasing threats from determined, persistent, and well-resourced terrorist organizations.  There is no margin for error in our national security posture.

“Looking ahead we expect to see continued strong performance in CACI’s U.S. operations.  We anticipate continued demand for our valuable and proven solutions to keep our nation safe and implement efficient and cost-effective IT solutions to modernize federal agencies. We are positioned to expand our capabilities in defense healthcare logistics and IT modernization and address new opportunities in cyber security, smart power, and energy.  We expect to see continued growth in our highly profitable U.K. operations, including greater penetration into the public sector.

“Our fundamentals are strong.  We expect FY10 to be another year of double-digit earnings per share growth, mid to high single digit organic revenue growth and strong cash generation.  We believe we are aligned with the priorities of the current administration, and perfectly positioned to win new business on complex, large-scale contracts.  We are confident that our aggressive and experienced leadership team will continue to make CACI a leader in our markets, provide high-quality and best-value solutions to our clients, and build long-term shareholder value.”

Full Year FY09 Results

For all of FY09, we reported record revenue of $2.73 billion, up 12.8 percent over FY08 revenue of $2.42 billion.  Organic revenue growth for the year was 9.9 percent.  Operating income in FY09 was a record $184.1 million, up 13.1 percent, compared with $162.8 million reported in FY08.  Net income in FY09 was a record $95.5 million, 14.6 percent higher than net income of $83.3 million for FY08.  Diluted earnings per share were a record $3.14, up 15.3 percent, compared with $2.72 per diluted share reported a year earlier. Operating cash flow for FY09 was $151.1 million, compared with $160.1 million for FY08.  Diluted cash earnings per share were $4.46, up 9.7 percent, compared with diluted cash earnings per share of $4.07 in FY08.

FY09 Contract Funding Orders and Awards

•	Contract funding orders totaled a record $3.0 billion, a 19.8 percent increase over contract funding orders of $2.5 billion received in FY08.

•	Contract awards totaled a record $3.9 billion, up 37.0 percent over FY08, including:
o
Approximately $700 million in awards on the S3 contract vehicle throughout the year. At the end of our fiscal year, we had received more than $2 billion on this vehicle since its inception in March 2006.

o	GENESIS III, a prime contract with a $452 million ceiling to continue providing mission support services to the U.S. Army Intelligence and Security Command.
o	The General Service Administration's (GSA) ten-year, multiple award Alliant program with an initial estimated value to CACI of $350 million.
o
A five-year, single award prime task order of $150 million by the U.S. Navy's Naval Sea Systems Command to modernize shipyards and maintenance centers through information technology upgrades and software development.

•	Additional major contract awards not included in the above total include prime positions on:
o	The Army's ten-year, multiple award Program Executive Office for Simulation, Training and Instrumentation (PEO STRI) Omnibus Contract II with an overall ceiling value of $17.5 billion.
o	The five-year, multiple award United States Strategic Command Systems and Mission Support II (USAMS II) program, with an overall ceiling value of $900 million.
o	The Army's five-year, multiple award Biometrics Operations and Support Services–Unrestricted (BOSS-U) contract with an estimated ceiling value of $500 million.
o	A five-year multiple award contract with a ceiling value of $260 million to support the Department of Defense Business Transformation Agency in the area of thought leadership and change management.

FY09 Industry Recognition

•	CACI was rated by Fortune Magazine as among the Most Admired IT Companies in the world and the Most Admired Company in Virginia.

CACI Reaffirms Its FY10 Guidance

We are reaffirming our Fiscal Year 2010 (FY10) guidance which we issued on June 25, 2009.  In addition to the assumptions supporting our FY10 guidance outlined at the time we issued it, every key performance metric trend for our U.S. Operations continues to point in a positive direction:  contract awards, contract funding orders, our win rates for both new and recompeted business, the growth of our pipeline of qualified opportunities, and hiring and retention. This guidance also includes the adoption of Financial Accounting Standards Board Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May be Settled in Cash Upon Conversion (Including Partial Cash Settlement).  The table below summarizes the guidance ranges for FY10:

(In millions except for earnings per share)	Fiscal Year 2010
Revenue	$2,850 - $2,950
Net income	$97.8 - $103.9
Diluted earnings per share	$3.20 - $3.40
Diluted weighted average shares	30.6

This guidance does not include any contributions from future acquisitions.

This guidance represents our views as of August 12, 2009.  Investors are reminded that actual results may differ from these estimates for the reasons described below and in our filings with the Securities and Exchange Commission.

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 13th, during which members of our senior management team will be making a brief presentation focusing on fourth quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 1-800-967-7134 and enter the confirmation code 9640622. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, August 13th, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Info button.

About CACI

CACI International Inc provides the professional services and IT solutions needed to prevail in today’s defense, intelligence, homeland security, and federal civilian government arenas. We deliver enterprise IT and network services; data, information, and knowledge management services; business system solutions; logistics and material readiness; C4ISR integration services; cyber security, information assurance, and information operations; integrated security and intelligence solutions; and program management and SETA support services. CACI services and solutions help our federal clients provide for national security, improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. We add value to our clients’ operations, increase their skills and capabilities, and enhance their missions. CACI is a member of the Fortune 1000 Largest Companies and the Russell 2000 index. CACI provides dynamic careers for approximately 12,500 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com and www.asymmetricthreat.net.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from a prolonged recession; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism,  rebuilding Iraq, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audit and reviews conducted by the Defense Contract Audit Agency or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; and (iv) accounting for convertible debt instruments; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

# # #

Corporate Communications and Media:	Investor Relations:
Jody Brown, Executive Vice President, Public Relations	David Dragics, Senior Vice President, Investor Relations
(703) 841-7801, jbrown@caci.com	(866) 606-3471, ddragics@caci.com

(Financial tables follow)

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Revenue	$728,901	$655,016	11.3%	$2,730,162	$2,420,537	12.8%
Costs of revenue
Direct costs	505,094	441,820	14.3%	1,871,884	1,625,591	15.2%
Indirect costs and selling expenses	160,275	154,702	3.6%	627,572	584,600	7.4%
Depreciation and amortization	10,959	12,128	-9.6%	46,592	47,517	-1.9%
Total costs of revenue	676,328	608,650	11.1%	2,546,048	2,257,708	12.8%
Operating income	52,573	46,366	13.4%	184,114	162,829	13.1%
Interest expense and other, net	5,220	6,557	-20.4%	22,323	25,198	-11.4%
Income before income taxes	47,353	39,809	19.0%	161,791	137,631	17.6%
Income taxes	18,388	16,260	13.1%	66,311	54,308	22.1%
Net income	$28,965	$23,549	23.0%	$95,480	$83,323	14.6%

Basic earnings per share	$0.97	$0.78	23.7%	$3.19	$2.77	14.9%
Diluted earnings per share	$0.95	$0.77	24.5%	$3.14	$2.72	15.3%

Weighted average shares used in per share computations:
Basic	29,965	30,133		29,976	30,058
Diluted	30,369	30,740		30,427	30,606

Statement of Operations Data (Unaudited)

	Quarter Ended			Twelve Months Ended
	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Operating income margin	7.2%	7.1%		6.7%	6.7%
Tax rate	38.8%	40.8%		41.0%	39.5%
Net income margin	4.0%	3.6%		3.5%	3.4%

EBITDA*	$63,300	$58,093	9.0%	$229,987	$209,871	9.6%
EBITDA Margin	8.7%	8.9%		8.4%	8.7%

Cash net income*	$38,463	$33,733	14.0%	$135,716	$124,429	9.1%
Diluted cash earnings per share	$1.27	$1.10	15.4%	$4.46	$4.07	9.7%

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization and to Cash Net Income on page 10

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2009	6/30/2008
ASSETS:
Current assets
Cash and cash equivalents	$208,488	$120,396
Accounts receivable, net	477,025	441,732
Prepaid expenses and other current assets	39,319	40,697
Total current assets	724,832	602,825

Goodwill and intangible assets, net	1,181,579	1,193,500
Property and equipment, net	30,923	25,361
Other long-term assets	70,140	80,967
Total assets	$2,007,474	$1,902,653

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$9,464	$3,549
Accounts payable	87,300	74,175
Accrued compensation and benefits	137,843	126,649
Other accrued expenses and current liabilities	83,297	85,897
Total current liabilities	317,904	290,270

Long-term debt, net of current portion	628,125	639,074
Other long-term liabilities	68,117	55,424
Total liabilities	1,014,146	984,768

Shareholders' equity	993,328	917,885
Total liabilities and shareholders' equity	$2,007,474	$1,902,653

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2009	6/30/2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$95,480	$83,323
Reconciliation of net income to net cash provided by
operating activities:
Depreciation and amortization	46,592	47,517
Amortization of deferred financing costs	2,841	2,531
Stock-based compensation expense	16,821	17,639
Deferred income tax expense	13,363	6,087
Changes in operating assets and liabilities,
net of effect of business acquisitions:
Accounts receivable, net	(36,055)	(27,001)
Prepaid expenses and other current assets	(5,555)	578
Accounts payable and accrued expenses	10,745	1,597
Accrued compensation and benefits	5,030	22,237
Income taxes receivable and payable	2,177	902
Other liabilities	(359)	4,676
Net cash provided by operating activities	151,080	160,086

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,369)	(13,589)
Purchases of businesses, net of cash acquired	(26,532)	(315,855)
Other	133	101
Net cash used in investing activities	(38,768)	(329,343)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net payments under credit facilities	(3,919)	(3,352)
Proceeds from employee stock purchase plans	5,550	4,231
Proceeds from exercise of stock options	2,129	4,079
Purchases of common stock	(23,705)	(1,972)
Other	(1,318)	1,088
Net cash (used in) provided by financing activities	(21,263)	4,074
Effect of exchange rate changes on cash and cash equivalents	(2,957)	(103)
Net increase (decrease) in cash and cash equivalents	88,092	(165,286)
Cash and cash equivalents, beginning of period	120,396	285,682
Cash and cash equivalents, end of period	$208,488	$120,396

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)

	Quarter Ended
(dollars in thousands)	6/30/2009		6/30/2008		$ Change	% Change
Department of Defense	$563,917	77.4%	$496,494	75.8%	$67,423	13.6%
Federal Civilian Agencies	136,971	18.8%	127,564	19.5%	9,407	7.4%
Commercial	21,853	3.0%	25,101	3.8%	(3,248)	-12.9%
State and Local Governments	6,160	0.8%	5,857	0.9%	303	5.2%
Total	$728,901	100.0%	$655,016	100.0%	$73,885	11.3%

	Twelve Months Ended
(dollars in thousands)	6/30/2009		6/30/2008		$ Change	% Change
Department of Defense	$2,078,338	76.1%	$1,807,546	74.7%	$270,792	15.0%
Federal Civilian Agencies	542,090	19.9%	491,275	20.3%	50,815	10.3%
Commercial	88,228	3.2%	101,839	4.2%	(13,611)	-13.4%
State and Local Governments	21,506	0.8%	19,877	0.8%	1,629	8.2%
Total	$2,730,162	100.0%	$2,420,537	100.0%	$309,625	12.8%

Revenue by Contract Type (Unaudited)

	Quarter Ended
(dollars in thousands)	6/30/2009		6/30/2008		$ Change	% Change
Time and materials	$343,687	47.2%	$327,969	50.1%	$15,718	4.8%
Cost reimbursable	246,625	33.8%	190,341	29.0%	56,284	29.6%
Fixed price	138,589	19.0%	136,706	20.9%	1,883	1.4%
Total	$728,901	100.0%	$655,016	100.0%	$73,885	11.3%

	Twelve Months Ended
(dollars in thousands)	6/30/2009		6/30/2008		$ Change	% Change
Time and materials	$1,310,001	48.0%	$1,232,942	50.9%	$77,059	6.3%
Cost reimbursable	875,653	32.1%	672,950	27.8%	202,703	30.1%
Fixed price	544,508	19.9%	514,645	21.3%	29,863	5.8%
Total	$2,730,162	100.0%	$2,420,537	100.0%	$309,625	12.8%

Revenue Received as a Prime versus Subcontractor (Unaudited)

	Quarter Ended
(dollars in thousands)	6/30/2009		6/30/2008		$ Change	% Change
Prime	$608,178	83.4%	$535,630	81.8%	$72,548	13.5%
Subcontractor	120,723	16.6%	119,386	18.2%	1,337	1.1%
Total	$728,901	100.0%	$655,016	100.0%	$73,885	11.3%

	Twelve Months Ended
(dollars in thousands)	6/30/2009		6/30/2008		$ Change	% Change
Prime	$2,261,801	82.8%	$1,982,341	81.9%	$279,460	14.1%
Subcontractor	468,361	17.2%	438,196	18.1%	30,165	6.9%
Total	$2,730,162	100.0%	$2,420,537	100.0%	$309,625	12.8%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)

	Quarter Ended
(dollars in thousands)	6/30/2009	6/30/2008	$ Change	% Change
Contract Funding Orders	$771,605	$639,163	$132,442	20.7%

	Twelve Months Ended
(dollars in thousands)	6/30/2009	6/30/2008	$ Change	% Change
Contract Funding Orders	$2,996,471	$2,501,513	$494,958	19.8%

Reconciliation of Total Revenue Growth and Organic Revenue Growth
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth.  Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth.  All remaining revenue growth is considered organic.  We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business.  This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Revenue, as reported	$728,901	$655,016	11.3%	$2,730,162	$2,420,537	12.8%
Less:
Acquired revenue	5,293	-		68,794	-
Organic revenue	$723,608	$655,016	10.5%	$2,661,368	$2,420,537	9.9%

Selected Financial Data (Continued)

Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Cash Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Cash Net Income and Diluted Cash Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance.   EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies.  We believe Cash Net Income is a significant driver of long-term value and is used by investors to measure our performance.  This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business.  EBITDA is defined by us as GAAP net income plus net interest expense, income taxes, and depreciation and amortization.  EBITDA margin is EBITDA divided by revenue.  Cash Net Income is defined by us as GAAP net income plus stock-based compensation expense,  depreciation and amortization, and amortization of financing costs, net of related tax effects.  Diluted Cash Earnings Per Share is Cash Net Income divided by diluted weighted-average shares, as reported.  EBITDA and Cash Net Income as defined by us may not be computed in the same manner as similarly titled measures used by other companies.  These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Net income, as reported	$28,965	$23,549	23.0%	$95,480	$83,323	14.6%
Plus:
Income taxes	18,388	16,260	13.1%	66,311	54,308	22.1%
Interest income and expense, net	4,988	6,156	-19.0%	21,604	24,723	-12.6%
Depreciation and amortization	10,959	12,128	-9.6%	46,592	47,517	-1.9%
EBITDA	$63,300	$58,093	9.0%	$229,987	$209,871	9.6%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Revenue, as reported	$728,901	$655,016	11.3%	$2,730,162	$2,420,537	12.8%
EBITDA	$63,300	$58,093	9.0%	$229,987	$209,871	9.6%
EBITDA margin	8.7%	8.9%		8.4%	8.7%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Net income, as reported	$28,965	$23,549	23.0%	$95,480	$83,323	14.6%
Plus:
Stock-based compensation	3,737	3,955	-5.5%	16,821	17,639	-4.6%
Depreciation and amortization	10,959	12,128	-9.6%	46,592	47,517	-1.9%
Amortization of financing costs	944	686	37.6%	2,841	2,531	12.2%
Less:
Related tax effect	(6,142)	(6,585)	-6.7%	(26,018)	(26,581)	-2.1%
Cash net income	$38,463	$33,733	14.0%	$135,716	$124,429	9.1%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2009	6/30/2008	% Change	6/30/2009	6/30/2008	% Change
Diluted weighted average shares,
as reported	30,369	30,740		30,427	30,606
Diluted earnings per share, as reported	$0.95	$0.77	24.5%	$3.14	$2.72	15.3%
Diluted cash earnings per share	$1.27	$1.10	15.4%	$4.46	$4.07	9.7%